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                                                                  Exhibit (d)(7)


                     Nicholas-Applegate Institutional Funds
                                600 West Broadway
                           San Diego, California 92101



                                   May 8, 2001



Nicholas-Applegate Capital Management
600 West Broadway
San Diego, California 92101

Ladies and Gentlemen:

                  This will confirm our agreement that Schedule A to the Investment Advisory Agreement between us dated January 31, 2001 is hereby amended. The full list of Funds covered by the Agreement and the annual advisory fee with respect to each such Fund shall be as set forth on Exhibit A.

                  In all other respects, the Investment Advisory Agreement will remain in full force and effect. Please sign this letter below to confirm your agreement with this amendment.

                                            Very truly yours,


                                            -------------------------
                                            Charles H. Field, Jr.
                                            Assistant Secretary

AGREED:
Nicholas-Applegate Capital Management



By:      -------------------------
         Charles H. Field, Jr.
         Deputy General Counsel

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                                    EXHIBIT A

                                   SCHEDULE A

                            INVESTMENT ADVISORY FEES


The Investment Adviser will be compensated for its services under the Agreement with respect to the Funds at the following annual rates:

     1. For the WORLDWIDE GROWTH FUND, INTERNATIONAL SMALL CAP GROWTH FUND AND INTERNATIONAL CORE GROWTH FUND, 1.00% of the first $500 million of each Fund's average daily net assets, 0.90% of the next $500 million and 0.85% of the Fund's average daily net assets in excess of $1 billion.

     2. For the MID CAP GROWTH FUND AND CONVERTIBLE FUND, 0.75% of the first $500 million of each each Fund's average daily net assets, 0.675% of the next $500 million and 0.65% of the each such Fund's average daily net assets in excess of $1 billion.

     3. For the HIGH QUALITY BOND FUND, 0.45% on the first $500 million of the Fund's average daily net assets, 0.40% on the next $250 million and 0.35% on net assets in excess of $750 million.

     4. For the HIGH YIELD BOND FUND, 0.60% on the first $500 million of the Fund's average daily net assets, 0.55% on the next $500 million and 0.50% on net assets in excess of $1 billion.

     5. For the LATIN AMERICA FUND, 1.25% on the first $500 million of the Fund's average daily net assets, 1.15% on the next $500 million and 1.10% on net assets in excess of $1 billion.

     6. For the LARGE CAP GROWTH FUND AND VALUE FUND, 0.75% of the first $500 million of each Fund's average daily net assets, 0.675 on the next $500 million, and 0.65% of net assets in excess of $1 billion.

     7. For the GLOBAL BLUE CHIP FUND, 0.80% of the Fund's average daily net assets.

     8. For the PACIFIC RIM FUND, 1.00% of the first $500 million of the Fund's average daily net assets, 0.90% on the next $500 million and 0.85% on net assets in excess of $1 billion.

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     9.     For the SMALL CAP GROWTH FUND, SMALL CAP VALUE FUND, GLOBAL
TECHNOLOGY FUND AND GLOBAL HEALTH CARE FUND, 1.00% of each Fund's average daily net assets.


     10. For the MINI CAP GROWTH FUND AND EMERGING COUNTRIES FUND, 1.25% of each Fund's average daily net assets.

     11. For the INTERNATIONAL STRUCTURED FUND, 0.85% of the first $500 million of the Fund's average daily net assets, 0.775% on the next $500 million and 0.75% on net assets in excess of $1 billion.